Exhibit 99.1

5300 Town and Country Blvd., Suite 500 Frisco, Texas 75034 Telephone: (972) 668-8834 Contact: Gary H. Guyton Director of Planning and Investor Relations Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES

CLOSING OF EAGLE FORD SHALE DIVESTITURE

FRISCO, TEXAS, April 30, 2018 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) announced today that it closed the previously announced sale of its producing Eagle Ford shale oil and gas properties in McMullen, LaSalle, Frio, Atascosa, Wilson, and Karnes counties, Texas for $125 million, to a subsidiary of USG Energy Gas Producer Holdings, LLC ("USG") on April 27, 2018.  The properties sold include 191 producing oil wells and approximately 9,900 net acres associated with the producing wells.  The properties are producing approximately 1,927 barrels of oil per day and 3 million cubic feet ("MMcf") per day of natural gas.  The sale was effective November 1, 2017 and the estimated net cash flow from the properties for November 2017 to April 2018 of approximately $16 million was paid to USG at closing.   The proceeds of the sale will be used by Comstock to retire debt and to fund its drilling program.  BMO Capital Markets Corp. acted as exclusive advisor on the sale.

After the sale, Comstock has approximately 8,700 net undeveloped acres that are prospective for Eagle Ford shale development.  Comstock has identified 218 drilling locations on the acreage.  Comstock and USG have entered into a joint development venture on this acreage and the acreage acquired by USG.  The new Eagle Ford shale joint development venture will initiate a drilling program in the third quarter of this year to develop these opportunities.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is an independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.